Exhibit 99.1

PRESS RELEASE

CSL011005	04/26/11

Carlisle Companies Reports $0.53 Earnings Per Share for the First Quarter 2011, a 43% Increase From the Prior Year

CHARLOTTE, NORTH CAROLINA, April 26, 2011 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $693.6 million for the quarter ended March 31, 2011, a 27% increase from net sales of $547.3 million in the first quarter of 2010.  The Carlisle Brake & Friction segment’s acquisition of Hawk contributed $76.2 million in sales in the first quarter of 2011, or 14% from the first quarter of 2010.  Organic sales increased by 13% from the prior year, with sales growth in all segments with the exception of Carlisle FoodService Products.

Income from continuing operations increased 44% to $33.3 million, or $0.53 per diluted share, in the first quarter 2011 compared with $23.1 million, or $0.37 per diluted share, in the first quarter of 2010.  The increase in income was due to the after-tax earnings contribution from the Hawk acquisition, organic sales growth from higher demand in nearly all segments, selling price increases, and efficiencies gained through the Carlisle Operating System.  Partially offsetting this increase was the negative impact of higher raw material costs in the first quarter of 2011 as compared to the first quarter of 2010.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We were extremely pleased with our first quarter operating results and the strong sales and earnings growth achieved by our overall business.  All of our operations faced significant raw material cost increases during the quarter; despite this, we increased EBIT (Earnings Before Interest and Income Taxes) by 42% on sales growth of 27% and our EBIT margin rose to 8.0% in the first quarter of 2011 from 7.1% in the first quarter of 2010.

“Contributing significantly to our earnings growth was the first quarter performance of the Hawk operation acquired in December, 2010.  Hawk’s $13.3 million of EBIT on sales of $76.2 million and margin of 17.5% demonstrate the excellent fit this acquisition represents for our organization and for our long term growth strategy. With a combined EBIT margin of 16.4%, the Carlisle Brake & Friction segment had outstanding results, reflecting the demand for highly engineered brake and friction solutions in the global off-highway market and the successful progress of integrating Hawk into our core business.”

Roberts continued, “Despite continued escalation of raw material costs including 51% and 27% increases in the cost of natural and synthetic rubber respectively, the Carlisle Transportation

Products segment increased its EBIT margin from 6.1% in the first quarter of 2010 to 7.2% in the first quarter of 2011.  We were also pleased with the performance of our Interconnect Technologies segment, which achieved a 6% increase in sales and 14% increase in EBIT despite the significant rise in raw material prices for silver and copper during this period.”

Roberts concluded by stating, “We are very encouraged by our first quarter results and are now planning for organic sales growth in the high single to low double digits.  We remain cautious about the impact that escalating raw material costs may have on our earnings. However, we expect that higher sales volumes, margin contribution from the Brake & Friction segment and efficiencies gained from the Carlisle Operating System will result in EBIT margin continuing its improvement trend.  We maintain a strong balance sheet leaving us well-positioned to pursue further growth either organically or through bolt-on acquisitions.”

Segment Results

Carlisle Construction Materials (“CCM”): First quarter 2011 net sales of $251.3 million increased by 16% from net sales of $216.5 million, while EBIT decreased to $18.0 million from $19.3 million for the same period in 2010.   The increase in sales was primarily due to continued growth in demand for the Company’s re-roofing applications.  Despite the increase in sales, EBIT margin decreased from 8.9% in the first quarter 2010 to 7.2% for the first quarter 2011 due to higher raw material costs, which were impacted in large part by the rise in crude oil prices.  The Company commenced pricing actions during the first quarter of 2011 and announced further selling price increases through the second quarter of 2011.

Carlisle Transportation Products (“CTP”):  First quarter 2011 net sales of $209.1 million increased by 10% compared to net sales of $189.6 million, and EBIT increased 30% to $15.0 million from $11.5 million for the same period in 2010.   CTP experienced higher demand in all its major product lines, particularly from original equipment manufacturers, as well as higher selling prices.  Despite significant increases in the cost of key raw materials, EBIT margin increased from 6.1% in the first quarter of 2010 to 7.2% in the first quarter of 2011 reflecting improved pricing, efficiencies from the Carlisle Operating System and other expense reductions. Plant restructuring expenses in both the first quarter of 2011 and first quarter of 2010 were $2.0 million. This segment continues to face increasing costs for its key raw materials such as natural and synthetic rubber for which additional selling price realization may be challenging.

Carlisle Brake & Friction (“CBF”): CBF achieved a nearly four-fold increase in first quarter net sales from $22.5 million in 2010 to $110.8 million in 2011, of which $76.2 million reflected sales from the Hawk acquisition. Organic sales growth of 52% in this segment reflected the continued increase in global demand for off-highway braking applications in the construction and mining markets.  EBIT for CBF increased from $2.1 million in 2010 to $18.2 million in 2011 and EBIT margin improved 710 bps from 9.3% in 2010 to 16.4%, reflecting the contribution from Hawk of $13.3 million and EBIT growth of 133% from the core braking operation. EBIT contributed by Hawk in the first quarter of 2011 was net of $1.7 million related to the recognition of inventory purchase price adjustments into expense as well as $3.0 million of incremental recurring depreciation and amortization expense from the Hawk acquisition.

Carlisle Interconnect Technologies (“CIT”): First quarter 2011 net sales of $65.7 million increased by 6.1% from net sales of $61.9 million, and EBIT increased by 14% to $8.9 million from

$7.8 million for the same period in 2010.   The increase in sales in the first quarter of 2011 primarily reflected continued growth within the aerospace market of 10%, offsetting a 6% decline in the military defense market.  Despite significantly higher raw material costs for copper and silver, EBIT margin increased to 13.5% in the first quarter 2011 from 12.6% in the first quarter 2010 due to organic sales growth, operating efficiencies from the Carlisle Operating System and savings from plant consolidations completed in 2010.

Carlisle FoodService Products (“CFS”): First quarter 2011 net sales were relatively level to the prior year at $56.7 million in 2011 compared to $56.8 million in 2010 while EBIT decreased by 15% to $5.5 million from $6.5 million for the same period in 2010.   Higher revenue from selling price increases enacted at the beginning of the year were offset by lower sales volume from weak demand.  EBIT was negatively impacted by higher raw material costs and the decline in sales volume, partially offset by higher selling prices and savings from efficiencies from the Carlisle Operating System.

Corporate Expense

The increase in corporate expense from $8.4 million in the first quarter of 2010 to $10.4 million in the first quarter of 2011 primarily reflects higher foreign currency exchange rate losses.

Interest Expense

The increase in interest expense from $1.9 million in the first quarter of 2010 to $5.1 million for the first quarter 2011 reflects higher outstanding debt levels in 2011. On December 9, 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the Hawk acquisition.

Income Taxes

The effective income tax rate for the first quarter of 2011 of 33.5% compared to a rate of 37.4% for the first quarter of 2010.  The higher effective income tax rate for the first quarter of 2010 was primarily attributable to a prior year adjustment accounted for on a discrete basis.

Net Income

Net income for the first quarter 2011 was $33.4 million, or $0.53 per diluted share, compared to net income of $24.3 million, or $0.39 per diluted share, for the first quarter 2010. 2011 net income was positively impacted by earnings from the Hawk acquisition, organic sales growth and efficiency gains from the Carlisle Operating System, partially offset by rising raw material costs.

Cash Flow

Net cash used in operating activities of $0.3 million for the first quarter 2011 compared with $16.9 million used for the first quarter 2010.  Cash used for working capital and other assets and liabilities of $60.5 million for 2011 compared to $56.7 million in 2010.  For the first quarter of 2011, average working capital (defined as the average of the quarter end balances of receivables, plus inventory less  accounts payable) as a percentage of annualized sales (defined as year-to-date net sales calculated on an annualized basis) of 23.4% compared to 23.5% for the three months ended March 31, 2010.  Capital expenditures of $16.9 million in the first quarter of 2011 compared with $8.4 million for the same period in 2010 reflecting higher investment activity by all segments and $1.7 million in capital expenditures at Hawk.

Conference Call and Webcast

The Company will discuss first quarter 2011 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location.  A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:       Steven J. Ford

Vice President & Chief Financial Officer

Carlisle Companies Incorporated

(704) 501-1100

http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Earnings

(In millions, except share and per share amounts)

	For the Three Months Ended March 31,
	2011	2010	% Change

Net sales	$693.6	$547.3	27%
Cost and expenses:
Cost of goods sold	546.5	435.3	26%
Selling and administrative expenses	85.7	69.4	23%
Research and development expenses	7.0	4.4	59%
Other income, net	(0.8)	(0.6)	33%

Earnings before interest and income taxes	55.2	38.8	42%
Interest expense, net	5.1	1.9	168%

Earnings before income taxes	50.1	36.9	36%
Income tax expense	16.8	13.8	22%

Income from continuing operations, net of tax	33.3	23.1	44%

Income from discontinued operations, net of tax	0.1	1.2	NM

Net income	$33.4	$24.3	37%

Basic earnings per share (1)
Continuing operations	$0.54	$0.38	42%
Discontinued operations	—	0.02	NM
Basic earnings per share	$0.54	$0.40	35%

Diluted earnings per share (1)
Continuing operations	$0.53	$0.37	43%
Discontinued operations	—	0.02	NM
Diluted earnings per share	$0.53	$0.39	36%

Average shares outstanding - in thousands
Basic	61,134	60,706
Diluted	62,181	61,512

Dividends	$10.5	$9.8	7%
Dividends per share	$0.17	$0.16	6%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$33.0	$22.8
Net income	$33.1	$24.0

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Unaudited Segment Financial Data

(In millions)

	For the Three Months Ended March 31,
	2011	2010	% Change
Net Sales

Carlisle Construction Materials	$251.3	$216.5	16%
Carlisle Transportation Products	209.1	189.6	10%
Carlisle Brake & Friction	110.8	22.5	392%
Carlisle Interconnect Technologies	65.7	61.9	6%
Carlisle FoodService Products	56.7	56.8	0%
Total Net Sales	$693.6	$547.3	27%

Earnings Before Interest and Income Taxes (EBIT)

Carlisle Construction Materials	$18.0	$19.3	-7%
Carlisle Transportation Products	15.0	11.5	30%
Carlisle Brake & Friction	18.2	2.1	767%
Carlisle Interconnect Technologies	8.9	7.8	14%
Carlisle FoodService Products	5.5	6.5	-15%
Corporate	(10.4)	(8.4)	-24%
Total EBIT	$55.2	$38.8	42%

EBIT Margins

Carlisle Construction Materials	7.2%	8.9%
Carlisle Transportation Products	7.2%	6.1%
Carlisle Brake & Friction	16.4%	9.3%
Carlisle Interconnect Technologies	13.5%	12.6%
Carlisle FoodService Products	9.7%	11.4%
Corporate	-1.5%	-1.5%
Total EBIT Margin	8.0%	7.1%

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Balance Sheet

(In millions)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$104.2	$89.4
Receivables	441.1	391.0
Inventories	444.5	430.5
Prepaid expenses and other	87.9	106.0
Total current assets	1,077.7	1,016.9
Property, plant and equipment, net	531.5	533.4
Goodwill and other intangible assets	958.9	965.0
Other assets	10.3	12.6
Non-current assets held for sale	2.7	1.6
Total Assets	$2,581.1	$2,529.5

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$110.7	$69.0
Accounts payable	213.7	195.4
Accrued expenses	153.0	192.0
Total current liabilities	477.4	456.4
Long-term debt	405.2	405.1
Other liabilities	328.6	327.3
Shareholders’ equity	1,369.9	1,340.7
Total Liabilities and Shareholders’ Equity	$2,581.1	$2,529.5

CARLISLE COMPANIES INCORPORATED

Unaudited Condensed Consolidated Statements of Cash Flows

(In millions)

	For the Three Months Ended March 31,
	2011	2010
Operating activities
Net income	$33.4	$24.3
Reconciliation of net income to operating cash flows:
Depreciation and amortization	23.0	17.5
Non-cash compensation	3.8	3.6
Gain on sale of property and equipment, net	(0.3)	(3.8)
Deferred taxes	(0.2)	(1.1)
Foreign exchange loss (gain)	0.6	(0.5)
Change in working capital and other assets and liabilities	(60.5)	(56.7)
Other	(0.1)	(0.2)
Net cash used in operating activities	(0.3)	(16.9)
Investing activities
Capital expenditures	(16.9)	(8.4)
Proceeds from sale of property, plant and equipment	0.5	5.1
Proceeds from sale of businesses	—	20.3
Net cash (used in) provided by investing activities	(16.4)	17.0
Financing activities
Net change in short-term debt and revolving credit lines	41.7	—
Dividends paid	(10.5)	(9.8)
Treasury shares and stock options, net	(1.6)	0.1
Excess tax benefits on share-based compensation	—	0.4
Net cash provided by (used in) financing activities	29.6	(9.3)
Effect of exchange rate changes on cash	1.9	(0.5)
Change in cash and cash equivalents	14.8	(9.7)
Cash and cash equivalents
Beginning of period	89.4	96.3
End of period	$104.2	$86.6